EXHIBIT 21

Wholly owned subsidiaries of the Registrant

BOATRACS (Europe) B.V., a Netherlands corporation

Enerdyne Technologies, Inc., a California corporation

Innovative Communications Technologies, Inc., a Delaware corporation

OceanTrac, Inc., a Canadian corporation